Exhibit 99.4

CONSENT TO REFERENCE IN PROXY STATEMENT/

PROSPECTUS

May 19, 2022

ITHAX Acquisition Corp.

555 Madison Avenue

Suite 11A

New York, NY 10022

ITHAX Acquisition Corp. (the “Company”) is filing a Registration Statement on Form S-4 (Ref No. 333-263727) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to the reference to me in the proxy statement/prospectus included in such Registration Statement as a nominee to the board of directors of the Company, such appointment to commence immediately after the effective time of the merger described in the proxy statement/prospectus.

Sincerely,

/s/ Mona Aboelnaga Kanaan
Mona Aboelnaga Kanaan